UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       The Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 26, 2001


                               CALPINE CORPORATION

                             A Delaware Corporation

                         Commission File Number: 1-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115

Item 5.  Other Events

     Calpine Corporation ("Calpine") merged with Encal Energy Ltd. ("Encal") on April 19, 2001, in a business combination accounted for under the accounting rules for pooling of interests.

     Accounting Series Release 135, as interpreted by Staff Accounting Bulletin 65, indicates that no affiliate of either combining company may reduce its risk relating to its common shareholder position until the publication of financial results covering at least 30 days of post-merger combined operations. This Form 8-K is filed for the purpose of publishing combined operating results to satisfy this provision.

     This Form 8-K sets forth the following required financial information on combined revenues and net income of Calpine and Encal for more than 30 days of post-merger combined operations from May 1, 2001 through May 31, 2001. The following results do not include all of the information and the footnotes required by generally accepted accounting principles in the United States for audited financial statements or for unaudited financial statements. For further information, reference should be made to the consolidated financial statements and footnotes included in Calpine Corporation's annual report on Form 10-K for the year ended December 31, 2000, and on Form 10-Q for the quarter ended March 31, 2001.

                          Combined Post-Merger Results
                         For May 1, 2001 - May 31, 2001
                            (unaudited, in thousands)
                         ------------------------------
     Revenues                          $511,814
     Net income                        $ 54,500


     The above results have been prepared and published only for purposes of complying with pooling of interests accounting requirements relating to affiliate transactions. The amount reported in net income does not reflect approximately $39.4 million in merger related expenses that were recorded prior to May 2001. Further, electricity demand and price levels vary due to seasonal and numerous other factors. The above results are thus not necessarily indicative of either full quarterly or future financial results. The unaudited results set forth above reflect no change in Calpine's reserve related to the California energy situation. Unaudited financial results for the three and six months ended June 30, 2001 are scheduled for release on July 26, 2001.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              CALPINE CORPORATION.


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                           Vice President, Controller
                          and Chief Accounting Officer
June 26, 2001